Exhibit 99.2
NEWS RELEASE October 20, 2021

CONTACTS
Dan Schlanger, CFO Ben Lowe, SVP & Treasurer Crown Castle International Corp. 713-570-3050
CROWN CASTLE SETS CARBON NEUTRAL GOAL BY 2025

October 20, 2021 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") announced today that it has set a goal to be carbon neutral by 2025 in Scope 1 and 2 emissions through a combination of continued investment in energy reduction initiatives, sourcing renewable energy, and, to a lesser extent, utilizing carbon credits or offsets.

"Our strategy is to provide profitable solutions to connect communities and people, and our carbon neutral goal furthers our commitment to deploy our strategy sustainably," stated Jay Brown, Crown Castle's Chief Executive Officer. "Our business model is inherently sustainable, as shared infrastructure solutions limit the proliferation of infrastructure and minimizes the use of natural resources. We are taking action to improve on our strong foundation, including proactive work to reduce our energy consumption and source renewable energy."

Crown Castle has one of the most expansive portfolios of communications infrastructure in the US. Its business model results in a significantly smaller environmental footprint and a low carbon intensity. Each of our shared infrastructure assets are designed to host multiple Crown Castle customers and support their operations, reducing the need for redundant infrastructure and the impact on the environment.

"We have made significant progress this year by including commitments to energy reduction initiatives and renewable energy in our credit facility and now by targeting a carbon-neutral future. While we work to accomplish our goal, we will continue to work alongside many of our customers and suppliers to report and reduce emissions across our entire value chain and align our goals with the Science-Based Target initiative," added Mr. Brown.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on management's current expectations. Such statements include plans, commitments, projections, estimates and expectations regarding (1) our carbon neutral goal and plans related thereto, (2) our strategy and business model, and benefits stemming therefrom, (3) benefits from our shared infrastructure assets, (4) reporting and reduction plans with respect to our value chain, and (5) alignment of our goals with the Science-Based Target initiative. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risks that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation.”